SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant                            ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐        Preliminary Proxy Statement
☐        Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒        Definitive Proxy Statement
☐        Definitive Additional Materials
☐        Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Protein Design Labs, Inc.
 (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒        No filing fee required.

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  Title of each class of securities to which transaction applies:

  Aggregate number of securities to which transactions applies:

  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  Proposed maximum aggregate value of transaction:

  Total fee paid:

☐        Fee paid previously with preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  Amount Previously Paid:

  Form, Schedule or Registration Statement No.:

  Filing Party:

  Date Filed:

PROTEIN DESIGN LABS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 15, 2000

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Protein Design Labs, Inc., a Delaware corporation (the "Company"), to be held on June 15, 2000 at 8:00 a.m. at the principal offices of the Company, located at 34801 Campus Drive, Fremont, California 94555, for the following purposes:

  To elect one Class II director to hold office for a three-year term and until his respective successor is elected and qualified.

  To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 to 90,000,000.

  To approve an amendment to the Company's 1993 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares.

  To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

  To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 24, 2000 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

By Order of the Board of Directors

Douglas O. Ebersole

Secretary

Fremont, California

May 12, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

TABLE OF CONTENTS

PROXY STATEMENT

2000 ANNUAL MEETING OF STOCKHOLDERS

PROTEIN DESIGN LABS, INC.

34801 Campus Drive

Fremont, California 94555

(510) 574-1400

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of PROTEIN DESIGN LABS, INC., a Delaware corporation (the "Company"), of Proxies for use at the annual meeting of stockholders to be held on June 15, 2000, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being sent to stockholders on approximately May 12, 2000. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company's directors, officers and others to solicit Proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Stockholders for the fiscal year ended December 31, 1999, including financial statements, is being mailed to stockholders concurrently with the mailing of this Proxy Statement.

VOTING RIGHTS

The voting securities of the Company entitled to vote at the annual meeting consist of shares of Common Stock. Only stockholders of record at the close of business on April 24, 2000 are entitled to notice of and to vote at the annual meeting. On that date, there were 19,584,166 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

All shares represented by valid Proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A stockholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the annual meeting and electing to vote in person.

PROPOSAL ONE

NOMINATION AND ELECTION OF DIRECTORS

The Company has a classified Board of Directors (the "Board") consisting of two Class I, one Class II and three Class III directors who will serve until the annual meetings of stockholders to be held in 2002, 2000 and 2001, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire as of that annual meeting.

The term of the current Class II director will expire on the date of the upcoming annual meeting. Accordingly, one person is to be elected to serve as a Class II director of the Board at the meeting. Management's nominee for election by the stockholders to that position is Cary L. Queen, Ph.D., the current Class II member of the Board. If elected, the nominee will serve as a director until the Company's annual meeting of stockholders in 2003 and until his successor is duly elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the Proxies may be voted for such substitute nominee as the Board may recommend in place of such nominee.

If a quorum is present and voting, the nominee for Class II director receiving the highest number of votes will be elected as the Class II director. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes", will be counted as present in determining if a quorum is present.

Except as expressly provided, certain information concerning the current directors as of December 31, 1999, including the Class II nominee to be elected at this meeting, is set forth below.

Class II director nominated for election at the 2000 Annual Meeting of Stockholders

Nominee/Director	Positions with the Company	Age	Director Since
Cary L. Queen, Ph.D.	Senior Vice President and Vice President, Research, Director	49	1987

Class III directors whose terms expire at the 2001 Annual Meeting of Stockholders

Nominee/Director	Positions with the Company	Age	Director Since
Jürgen Drews, M.D.	Director	66	1997
Laurence Jay Korn, Ph.D.	Chief Executive Officer, Chairperson of the Board	50	1986
Max Link, Ph.D.	Director	59	1993

Class I directors whose terms expire at the 2002 Annual Meeting of Stockholders

Nominee/Director	Positions with the Company	Age	Director Since
George M. Gould, Esq.	Director	62	1989
Jon S. Saxe, Esq.	Director, Consultant[1]	63	1989

1 Expected to be effective as of May 2000.

Jürgen Drews, M.D., has been a director of the Company since February 1997. Since March 1998, Dr. Drews has served as a contributing advisor to OrbiMed Advisors. Dr. Drews served as President, Global Research and as a member of the Executive Committee of the Roche Group from January 1996 to December 1997. From January 1991 to December 1995, Dr. Drews served as President, International Research and Development and as a member of the Executive Committee for the Roche Group. Prior to that time, Dr. Drews served as Chairman of the Research Board and member of the Executive Committee for F. Hoffmann-La Roche Ltd. from April 1986 to December 1990. Dr. Drews served as Head of International Pharmaceutical Research and Development for Sandoz Ltd. from January 1982 to July 1985. Dr. Drews also serves as a director of MorphoSys GmbH, Genomics Pharmaceutical Company and Human Genome Sciences, Inc.

George M. Gould, Esq., has been a director of the Company since October 1989. Since June 1996, Mr. Gould has served as of counsel to the law firm Gibbons, Del Deo, Dolan, Griffinger & Vecchione (formerly Crummy, Del Deo, Dolan, Griffinger & Vecchione). From May 1996 to December 1996, Mr. Gould was a Senior Vice President of PharmaGenics, Inc. Prior to that time Mr. Gould served as Vice President, Licensing & Corporate Development and Chief Patent Counsel for Hoffmann-La Roche Inc. ("Roche") from October 1989 to May 1996.

Laurence Jay Korn, Ph.D., has been a director and Chairperson of the Board since July 1986 and has served as Chief Executive Officer since January 1987. Previously, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine from March 1981 to December 1986. Dr. Korn received his Ph.D. from Stanford University ("Stanford") and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge, England, before becoming an Assistant Professor at Stanford.

Max Link, Ph.D., has been a director of the Company since June 1993. Dr. Link served as the Chief Executive Officer of Boehringer Mannheim -- Therapeutics from October 1993 to May 1994 and as the Chief Executive Officer of Corange Ltd. from May 1993 to May 1994. Dr. Link served as the Chairman of Sandoz Pharma Ltd. from April 1992 to April 1993. Dr. Link served in various management positions at Sandoz Ltd. and Sandoz Pharmaceuticals Corporation from October 1971 to April 1992. Dr. Link is also a director of Access Pharmaceuticals, Inc., Alexion Pharmaceutical Inc., Cell Therapeutics, Inc., CytRx Corp., Discovery Laboratories, Inc., Human Genome Sciences, Inc., Osiris Therapeutics, Inc. and Celsion Corporation.

Cary L. Queen, Ph.D., has been a director since January 1987 and has served as Vice President, Research, since April 1989 and as Senior Vice President since June 1993. Previously, Dr. Queen held positions at the National Institutes of Health from 1983 to 1986, where he studied the regulation of genes involved in the synthesis of antibodies. Dr. Queen received his Ph.D. in Mathematics from the University of California at Berkeley and subsequently served as an Assistant Professor of Mathematics at Cornell University.

Jon S. Saxe, Esq., has been a director of the Company since March 1989. Since May 1999, Mr. Saxe has served as Senior Advisor to the Chief Executive Officer of the Company, but is expected to become a consultant to the Company in May 2000. From January 1995 to April 1999, Mr. Saxe served as President of the Company. Mr. Saxe was a consultant to the Company from June 1993 to December 1994. He has served as President of Saxe Associates since May 1993. Mr. Saxe is also a director of INCYTE Pharmaceuticals Inc., Questeor, Inc., and ID Biomedical Corporation and three private companies. Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law.

Meetings of the Board of Directors and its Audit and Compensation Committees

During the 1999 fiscal year, the Board held six meetings. During that period, the Audit Committee of the Board held four meetings and the Compensation Committee of the Board held one meeting. The Company does not have a Nominating Committee of the Board. Attendance by the directors at meetings held in the Company's 1999 fiscal year was 92% for the Board, 100% for the Audit Committee and 100% for the Compensation Committee. Dr. Jürgen Drews attended fewer than 75% of the Board meetings in 1999.

The Audit Committee consists of two members. The members of the Audit Committee are George M. Gould and Max Link. The functions of the Audit Committee include (i) recommending the independent auditors to the Board, (ii) reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, (iii) reviewing the accounting and reporting principles applied by the Company in preparing its financial statements, (iv) reviewing the internal financial, operating and accounting controls and finance and accounting personnel of the Company with the independent auditors, (v) overseeing compliance with the Foreign Corrupt Practices Act, (vi) reviewing the Company's financial press releases with the auditors and management and (vii) reviewing and approving (or rejecting) any transaction that may present potential for conflict of interest, such as with the Company's officers, directors or significant stockholders.

The Compensation Committee consists of two members. The members of the Compensation Committee are George M. Gould and Max Link. The functions of the Compensation Committee include (i) designing and implementing competitive compensation policies to attract and retain key personnel, (ii) reviewing and formulating policy and determining or making recommendations to the Board regarding compensation of the Company's officers with respect to salaries, bonuses, and other compensation, (iii) administering the Company's 1991 and 1999 Stock Option Plans (the " Plans") and granting or recommending grants of stock options and shares of stock to the Company's executive officers and directors under the Plans and (iv) establishing and reviewing Company policies in the area of management perquisites.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

Under Delaware law, the Company may only issue shares of Common Stock to the extent such shares have been authorized for issuance under the Company's Certificate of Incorporation ("Certificate"). The Certificate currently authorizes the issuance by the Company of up to 40,000,000 shares of Common Stock, $0.01 par value. However, as of December 31, 1999, 19,280,759 shares of the Company's Common Stock were issued and outstanding and 5,550,853 unissued shares of Common Stock were reserved for issuance under the Company's equity compensation plans and upon conversion of outstanding convertible subordinated notes, leaving 15,168,388 shares of Common Stock unissued and unreserved. If the Company's stockholders approve Proposal Three, regarding an increase in the maximum number of shares issuable under the Company's 1993 Employee Stock Purchase Plan, only 14,868,388 shares of Common Stock will remain unissued and unreserved. In order to ensure sufficient shares of Common Stock will be available for issuance by the Company, the Board of Directors on April 19, 2000 approved, subject to stockholder approval, amending the Company's Certificate of Incorporation to increase the number of shares of such Common Stock authorized for issuance from 40,000,000 to 90,000,000.

Purpose And Effect Of The Amendment

The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to permit future stock dividends or stock splits, to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, provide equity incentives to employees and officers or other corporate purposes. A stock split of the outstanding Common Stock by the declaration and payment of a stock dividend by the Board would be contingent upon several factors, including the market price of the company's stock, the company's expectations about future performance, and the company's beliefs about general stock market trends. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock. The Board of Directors has no present agreement, arrangement or intention to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the company without further action by the stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

If the proposed amendment is approved by the stockholders, the first paragraph of Article Fourth of the Company's Certificate of Incorporation will be amended to read as follows:

"This Corporation is authorized to issue a total of one hundred million (100,000,000) shares of stock in two classes designated Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of Preferred Stock this Corporation shall have authority to issue is ten million (10,000,000), par value one cent ($0.01) per share, and the total number of shares of Common Stock this Corporation shall have authority to issue is ninety million (90,000,000), par value one cent ($0.01) per share."

The additional shares of Common Stock to be authorized pursuant to the proposed amendment will have a par value of $0.01 per share and be of the same class of Common Stock as is currently authorized under the Certificate. The Company does not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of its capital stock, except in connection with its existing stock option and purchase plans and in connection with the possible conversion of outstanding convertible subordinated notes.

Vote Required And Board Of Directors' Recommendation

The affirmative vote of a majority of the shares of outstanding Common Stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event that approval by the stockholders of this Proposal is not obtained, the Certificate of Incorporation will not be amended to increase the number of authorized shares of Common Stock from 40,000,000 to 90,000,000 shares.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE COMPANY'S

1993 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, the stockholders will be asked to approve an amendment to the 1993 Employee Stock Purchase Plan (the "Purchase Plan") to increase by 300,000 the maximum number of shares of Common Stock that may be issued under the Purchase Plan. The Company's stockholders previously approved the reservation of 300,000 shares of the Company's Common Stock (subject to adjustment upon certain changes in the capital structure of the Company) for purchase by employees under the Purchase Plan. As of January 1, 2000, a total of 65,304 shares remain available for future purchases, without giving effect to the proposed amendment.

The Board of Directors believes that the Purchase Plan benefits the Company and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of Common Stock that is helpful in attracting, retaining, and motivating valued employees. To provide a reasonable reserve of shares to permit the Company to continue offering employees a stock purchase opportunity, the Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to increase the number of shares of Common Stock reserved for issuance under the Purchase Plan by 300,000 shares to a total of 600,000 shares.

Summary of the Purchase Plan

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

Shares Subject to Plan. Currently, a maximum of 300,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (referred to under this Proposal Three collectively as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board interprets the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board are final and binding on all persons having an interest in the Purchase Plan or any Purchase Right.

Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. As of March 31, 2000, approximately 285 employees, including nine executive officers were eligible to participate in the Purchase Plan.

Offerings. The Purchase Plan is implemented through six-month Offerings, beginning on or about January 1 and July 1 of each year. However, the Board may establish a different term for one or more Offerings or different commencement or ending dates for any Offering.

Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering (the "Offering Date"). Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering beginning immediately after the last day of the Offering in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

Subject to any notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

Subject to certain limitations, each participant in an Offering is granted a Purchase Right for a number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the Offering Date. As a further limitation, no participant may accrue a right to purchase shares of Common Stock under the Purchase Plan or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 (measured by the fair market value of the Company's Common Stock on the first day of the Offering in which the shares are purchased) for each calendar year in which the Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.

On the last day of each Offering (a "Purchase Date"), the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the Nasdaq National Market. On March 31, 2000, the closing price per share of Common Stock was $79.50. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period if the participant participates in the next Purchase Period.

Change in Control. The Purchase Plan defines a "Transfer of Control" of the Company as the occurrence of any of the following events:

(a) any acquisition of the Company's stock or any reorganization as defined in section 368(a)(1) of the Code to which the Company is a party as defined in section 368(b) of the Code and in which the Company is not the surviving corporation or is not immediately after the reorganization engaged in the active conduct of a trade or business or in which the stockholders of the Company will own less than 50% of the voting securities of the surviving corporation; or

(b) any sale or conveyance of substantially all of the net assets of the Company, unless immediately after such sale the Company is engaged in the active conduct of a trade or business.

If a Transfer of Control occurs, the surviving, continuing, successor or purchasing corporation shall either assume the Company's rights and obligations under the Purchase Plan or substitute options for its stock for the outstanding Purchase Rights, unless otherwise agreed by the Board. However, if, with the Board's consent, such corporation elects not to assume or substitute for the outstanding Purchase Rights in connection with a merger in which PDL is not the surviving corporation or a reverse triangular merger in which the Company is the surviving corporation where the stockholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger, the Board may accelerate the Purchase Date of the then current Purchase Period to the date of the Transfer of Control. Any Purchase Rights that are not assumed, substituted for or exercised prior to the Transfer of Control will terminate.

Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant's death.

If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, it will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

Amended Plan Benefits

Because benefits under the Purchase Plan will depend on employees' elections to participate and the fair market value of the Company's Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the proposed amendment to the Purchase Plan is approved by the stockholders. Nonemployee directors are not eligible to participate in the Purchase Plan.

Vote Required and Board of Directors' Recommendation

Approval of this proposal requires a number of votes "For" the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, with absentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

The Board of Directors believes that the opportunity to purchase shares under the Purchase Plan is important to attracting and retaining qualified employees essential to the success of the Company, and that stock ownership is important to providing such persons with an incentive to perform in the best interest of the Company and its stockholders. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event that approval by the shareholders of this Proposal is not obtained, the Purchase Plan will not be amended to increase the number of shares that may be issued under the Purchase Plan.

PROPOSAL FOUR

APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for fiscal 2000. Ernst & Young LLP (or its predecessors) has acted in such capacity since its appointment for fiscal 1986. Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board will reconsider such appointment.

The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1999 by (i) each person who is known by the Company, based on the records of the Company's transfer agent and relevant documents filed with the U.S. Securities and Exchange Commission ("SEC"), to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each member of the Board, (iii) the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1999 ("Named Executive Officers"), and (iv) all members of the Board and executive officers of the Company as a group. Unless otherwise specified, the address of each named individual is the address of the Company.

                                                              Percent
                                                  Amount        of
                                                    of        Common
Name of Beneficial Owner or Group               Beneficial     Stock
and Nature of Beneficial Ownership1              Ownership   Outstanding
----------------------------------------------   -----------  -----------
FMR Corp.2                                       1,056,813       5.48%
82 Devonshire Street
Boston, MA 02109

Capital Group International, Inc.3               1,005,000       5.21%
11100 Santa Monica Boulevard
Los Angeles, CA  90025

Laurence Jay Korn, Ph.D.4                          614,316       3.19%

Cary L. Queen, Ph.D.5                              800,033       4.15%

Daniel J. Levitt, M.D., Ph.D.6                      77,643       *

Douglas O. Ebersole7                                34,806       *

Robert L. Kirkman, M.D.8                             4,375       *

Jurgen Drews, M.D. 9                                21,000       *

George M. Gould10                                   39,700       *

Max Link, Ph.D.11                                   12,417       *

Jon S. Saxe12                                      114,288       *

All directors and executive officers as a        1,770,785       9.18%
group (13 persons)4, 5, 6, 7, 8, 9, 10, 11, 12, 13

____________________

* Less than 1%

1 Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

2 Based solely on Schedule 13G as filed with the SEC, FMR Corp. has sole dispositive power with respect to 1,056,813 shares, of which it has sole voting power with respect to 135,073 shares.

3 Based solely on Schedule 13G as filed with the SEC. Capital Group International, Inc. ("CGII") and Capital Guardian Trust Company, a wholly-owned subsidiary of CGII, have sole dispositive power with respect to 1,005,000 shares, of which they have sole voting power with respect to 781,500 shares.

4 Includes 320,833 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999. Also includes 6,667 shares held as separate property by Dr. Korn's spouse with respect to which Dr. Korn disclaims beneficial ownership.

5 Includes 194,583 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999. Also includes 5,100 shares held in trusts for the benefit of certain of Dr. Queen's relatives with respect to which Dr. Queen disclaims beneficial ownership.

6 Includes 77,083 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999.

7 Includes 33,908 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999.

8 Includes 4,375 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999.

9 Includes 21,000 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999.

10 Includes 34,000 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999.

11 Includes 9,500 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999.

12 Includes 100,923 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1999.

13 Total includes all directors and officers who served in that capacity as of December 31, 1999 and 847,930 shares issuable upon the exercise of options beneficially owned by such directors and officers which are currently, or which will become, exercisable within 60 days after December 31, 1999.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

Certain information with respect to the Company's executive officers as of December 31, 1999, except as otherwise noted, is set forth below. See "NOMINATION AND ELECTION OF DIRECTORS" for information regarding Drs. Korn and Queen, two of the Company's executive officers.

Douglas O. Ebersole has served as the Company's Senior Vice President, Legal and Licensing since April 1999. In addition, Mr. Ebersole has served as the Company's Secretary since July 1992, and from July 1992 to April 1999, Mr. Ebersole served as the Company's General Counsel. From April 1996 until April 1998, Mr. Ebersole served as Vice President, Licensing and Corporate Services, and from April 1998 to April 1999, he served as Senior Vice President, Legal, Licensing and Corporate Services, in addition to his positions as General Counsel and Secretary. Prior to joining the Company, he served first as Associate General Counsel and later as General Counsel at NeXT Computer, Inc. ("NeXT"). Prior to joining NeXT in 1989, he was a partner in the corporate department of the law firm Ware & Freidenrich. Mr. Ebersole received his J.D. from Stanford Law School.

Daniel J. Levitt, M.D., Ph.D., has served as Senior Vice President, Clinical and Regulatory Affairs of the Company since November 1996. From February 1995 to October 1996 he served as Vice President of Drug Development and Chief Medical Officer of Geron Corporation. From January 1990 until January 1995, Dr. Levitt held various positions at Sandoz Pharma Ltd., most recently as Worldwide Head of Oncology Clinical Research and Development. From 1986 to 1990, Dr. Levitt held various positions with Hoffmann-La Roche Inc. ("Roche"), including Director of Clinical Oncology and Immunology. He received post-graduate training at Yale-New Haven Hospital and the University of Alabama Birmingham Medical School. Dr. Levitt holds an M.D. and Ph.D. from the University of Chicago Pritzker School of Medicine.

William R. Benjamin, Ph.D., has served as the Company's Vice President, Drug Discovery since July 1997. Prior to joining the Company, from November 1982 to June 1997, Dr. Benjamin was an employee of Roche, most recently serving as Vice President of Inflammation and Autoimmune Diseases. At Roche, Dr. Benjamin was responsible for leading the drug discovery activities of a multidisciplinary research department in the areas of inflammatory and immune-based diseases. From January 1981 to November 1982, Dr. Benjamin was a postdoctoral fellow at the National Institute of Dental Research at the National Institutes of Health. Dr. Benjamin received his Ph.D. degree from the University of South Florida, College of Medicine.

Christine C. Booker has served as the Company's Vice President, Quality and Compliance since February 1996. Prior to joining the Company, from February 1995 through January 1996, Ms. Booker served as a consultant to the Company. From August 1994 to July 1996, Ms. Booker served as the principal consultant for Booker Associates. From March 1992 to October 1994, Ms. Booker served as Director, Quality Assurance for Synergen, Inc. From October 1980 to February 1992, Ms. Booker served in various positions at Genentech, Inc., including Associate Director, Technical Operations. Ms. Booker received her B.S. in Chemistry from DePaul University.

D. Scott Geyer has served as the Company's Vice President, Technical Development since April 1998. Prior to that time, Mr. Geyer served as the Company's Senior Director, Technical Operations from July 1997 to March 1998. Prior to joining the Company in July 1996, Mr. Geyer held various positions with the Ares-Serono Group from April 1987 to June 1996, most recently as Executive Director, Process Development at Ares Advanced Technology, Inc. Prior to that time, Mr. Geyer served in various positions at Ares Advanced Technology, Inc. from August 1994 to June 1996. Mr. Geyer received his B.S. in Microbiology from the University of Southwestern Louisiana and his M.S. in Veterinary Microbiology from Texas A&M University.

Peter H. Grassam has served as the Company's Vice President, Manufacturing and General Manager of the Company's Plymouth, Minnesota facility since January 1998. From September 1993 to January 1998, Mr. Grassam served as the Vice President of Operations and General Manager at the Smithfield site of Alpha Beta Technology, Inc., and as the Vice President of Operations at Serono Laboratories, Inc., from January 1992 to September 1993. Mr. Grassam received his Bachelor of Pharmacy from the University of London and received his post graduate certification at Groby Road Hospital in England. Mr. Grassam is a Member of the Royal Pharmaceutical Society of Great Britain and the American Pharmaceutical Association.

Robert L. Kirkman, M.D., has served as the Company's Vice President, Business Development and Corporate Communications since July 1998. Prior to joining the Company, Dr. Kirkman served as the Chief of the Division of Transplantation at Brigham and Women's Hospital from 1992 to 1998. Dr. Kirkman was appointed to the position of Associate Professor of Surgery at Harvard Medical School from 1987 to 1998 and served as an Associate in Surgery at Massachusetts General Hospital from 1995 to 1998. Dr. Kirkman holds an M.D. from Harvard Medical School and received his post-graduate training at Peter Bent Brigham Hospital and Brigham and Women's Hospital.

Compensation of Executive Officers

The following table sets forth information concerning the compensation of the Named Executive Officers, whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1999, during the fiscal years ended December 31, 1999, 1998 and 1997:

SUMMARY COMPENSATION TABLE

                                   Annual Compensation1         Long Term
                              ------------------ ---------  Compensation Awards
                                                   Other   ---------------------
                                                  Annual              Securities
                                        Salary    Compen-  Restricted Underlying
Name and Principal Positions    Year      ($)    sation($)  Stock($)  Options(#)
----------------------------- -------- --------- --------- ---------- ----------
Laurence Jay Korn               1999    421,129        --        --     100,000
Chief Executive Officer         1998    398,521        --        --      50,000
                                1997    377,051        --        --         --

Cary L. Queen                   1999    297,500        --        --      25,000
Senior Vice President and Vice  1998    285,066        --        --      25,000
President, Research             1997    271,209        --        --         --

Daniel J. Levitt                1999    292,130    45,667 2      --      46,000
Senior Vice President, Clinical 1998    272,413    50,590 2      --      30,000
and Regulatory Affairs          1997    262,331        --        --         --

Douglas O. Ebersole             1999    289,703        --        --      64,750
Senior Vice President,          1998    268,734        --        --      48,750
Legal and Licensing             1997    243,214        --        --      18,750

Robert L. Kirkman               1999    273,105     2,272 4      --         --
Vice President, Business        1998    160,580 3      --        --      30,000
Development and Corporate       1997         --        --        --         --
Communications

____________________

1 Compensation deferred at the election of the executive officer under the Company's 401(k) Plan is included in the year earned. Includes life insurance premiums paid by the Company. No bonuses were paid in 1997, 1998 or 1999 to the named individuals, except as noted for Dr. Kirkman, and the bonus column is omitted from the table.

2 Compensation due to forgiveness of a portion of the principal and interest from a relocation and housing loan to Dr. Levitt provided in connection with his joining the Company in 1996.

3 Dr. Kirkman joined the Company in July 1998. Includes $40,000 paid as a hiring bonus in 1998.

4 Compensation due to forgiveness of a portion of the interest from a relocation and housing loan to Dr. Kirkman provided in connection with his joining the Company in 1998.

Stock Options Granted in Fiscal 1999

The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1999 to the Named Executive Officers:

OPTION GRANTS IN THE LAST FISCAL YEAR

                                          Individual Grants
                            ------------ --------------------- ---------
                                            % of
                                            Total                          Potential Realizable
                             Number of     Options                          Value at Assumed
                            Securities     Granted                         Annual Rate of Stock
                            Underlying       to     Exercise              Price Appreciation for
                              Options     Employees  or Base    Expir-      Option Term4
                              Granted     in Fiscal   Price     ation    -----------------------
Name                            (#)1,2     Year(%)    ($/Sh)3    Date       5%($)      10%($)
--------------------------- -----------   --------- ---------  --------- ----------- -----------
Laurence Jay Korn              100,000         9.0     17.00   04/14/09   1,069,121   2,709,362
Cary L. Queen                   25,000         2.2     17.00   04/14/09     267,280     677,341
Daniel J. Levitt                31,000         2.8     17.00   04/14/09     331,427     839,902
                                15,000 5       1.3     26.56   08/19/09     250,575     635,007
Douglas O. Ebersole             31,000         2.8     17.00   04/14/09     331,427     839,902
                                33,750 5       3.0     26.56   08/19/09     563,794   1,428,765
Robert L. Kirkman                --            --        --         --         --          --

____________________

1 Except as noted, options granted vest over a four year period at the rate of one fourth one year after the date specified at the time of grant (typically the hire date or an anniversary of the hire date) and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Only vested shares are exercisable. All outstanding options held by employees have terms of ten years. The Company has never granted any Stock Appreciation Rights and references to this security are omitted.

2 Under the 1991 and 1999 Stock Option Plans, the Board retains some discretion to modify the terms of outstanding options; see "Change of Control Arrangements, Termination of Employment Arrangements."

3 All options granted to employees were granted at market value on the date of grant.

4 Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions and the optionholder's continued employment through the vesting period. Any amounts reflected in this table may not necessarily be achieved. As an illustration of the effects such assumed appreciation would have on a stockholder's investment, one share of stock purchased at $70.00 in 1999 (closing price as of December 31, 1999) would yield profits of $44.02 per share at 5% appreciation per year over ten years or $111.56 per share at 10% appreciation per year over the same period. The "potential realizable values" in this table are calculated using the exercise price of the stock options and assuming 5% or 10% appreciation per year from that price over the ten year term of the options granted.

5 Options vest over a two-year period beginning September 1999 at a rate of 1/24 per month. Further vesting of certain other options is suspended during this period.

Option Exercises and Fiscal 1999 Year End Values

The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 1999, and unexercised options held as of December 31, 1999, by the Named Executive Officers:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END VALUES1

                                              Number of Securities
                                             Underlying Unexercised    Value of Unexercised
                        Shares                    Options at          In-the-Money Options at
                       Acquired                    12/31/99(#)2             12/31/99($)3
                          on       Value    -----------------------  -----------------------
                       Exercise   Realized  Unexercis-   Exercis-    Unexercis-   Exercis-
Name                      (#)       ($)        able        able         able        able
---------------------- --------- ---------- ----------- -----------  ----------- -----------
Laurence Jay Korn        25,000    881,250     139,584     285,416    6,706,145  14,637,605
Cary L. Queen            30,000  1,019,280      46,146     183,854    2,086,971   9,487,404
Daniel J. Levitt         10,000    168,063      96,417      69,583    4,198,589   3,244,724
Douglas O. Ebersole      30,000    575,875     101,155      31,095    4,214,815   1,077,638
Robert L. Kirkman         7,500    143,437      19,375       3,125      951,797     153,516

____________________

1 The Company has never granted any Stock Appreciation Rights and references to this security are omitted.

2 See footnotes 1 and 5 of the "OPTION GRANTS IN THE LAST FISCAL YEAR" table for information concerning the vesting provisions of these stock options.

3 Based on a value of $70.00 which was the closing price of the Company's Common Stock as of December 31, 1999.

Compensation of Directors

As of December 31, 1999, each director who is not an employee of the Company was authorized to receive cash compensation in the amount of $3,000 each fiscal quarter, and an additional $3,000 per year for each committee membership, or such other amount as the Board may approve, and may be reimbursed for expenses incurred in attending each Board and committee meeting.

As of December 31, 1999, the Company's Outside Directors' Stock Option Plan (the "Directors' Plan") provided for the initial automatic grant of an option to purchase 30,000 shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside Directors"). The Directors' Plan also provides for a subsequent grant to Outside Directors to purchase 30,000 shares of the Company's Common Stock on the date five years from the date of the initial grant and every fifth anniversary thereafter. Options under the Directors' Plan are granted at the fair market value of the Company's Common Stock on the date of grant and vest as to 1/60 of the shares subject to the option per month until such time as the optionee ceases to be a director for any reason. Options granted under the Directors' Plan to date have terms of either 6 or 10 years from the date of grant.

Change of Control Arrangements, Termination of Employment Arrangements

Options issued to full-time employees under any of the Company's stock options plans contain provisions pursuant to which an additional 25% of the total number of options subject to vesting under any outstanding employee stock option agreement will vest if either (a) in connection with a "transfer of control," an acquiring corporation fails to assume the outstanding option or to substitute a substantially equivalent option for the acquiring corporation's stock, or (b) within one year following a "transfer of control," the option holder is either terminated by the Company or its successor without cause or resigns from employment within a reasonable time following "constructive termination."

Under the terms of the Directors' Plan, in the event of the sale, dissolution, or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving or resulting corporation or in which the stockholders of the Company immediately before such event beneficially own, directly or indirectly, less than 50% of the voting securities of the surviving corporation immediately after such event, and if the surviving corporation does not assume or substitute new options for the outstanding options, the Board may, but is not obligated to, provide that any unexercisable and/or unvested portion of the outstanding options shall be immediately exercisable and vested. Any options which are neither assumed nor substituted for by the acquiring corporation nor exercised as of the date of the transfer of control shall terminate effective as of the date of the transfer of control.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") for 1999 was composed of two non-management directors of the Board of Directors (the "Board"). The Committee is responsible for administering the policies governing annual compensation of executive officers, and after considering the performance of the Company's executive officers, recommending to the Board the grant of stock options to eligible executive officers under the Company's 1991 Stock Option Plan and 1999 Stock Option Plan (the "Plans"), and recommending to the Board the annual salary component of each executive officer's compensation. The Committee also has the authority to set the annual salary component and to grant stock options to executive officers under the Plans, if it so desires.

Compensation Policies

The goals of the Company's compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation which is competitive in the industry, to motivate executives to achieve the Company's business and scientific objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses annual salary and stock option grants to meet these goals.

Compensation Components

Subject to approval by the Board, salaries and stock option grants for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and taking into consideration total compensation for comparable positions among companies in the Company's industry or in industries which employ individuals of similar education and background to the executive officer being recruited, salaries of and stock option grants to the other executive officers of the Company, the individual's experience, reputation in his or her industry and expected contributions to the Company. The Company conducts a focal performance review program instituted by the Company in 1997, which includes reviews by and comments from supervisors, peers and subordinates of the Company's executive officers. The Committee reviewed the performance of all executive officers for the year ended December 31, 1998 in early 1999. The Company's Human Resources staff provides the Committee with the results of the focal performance review program, compensation surveys and other data to enable the Committee to review the reasonableness of compensation paid to executive officers of the Company and to compare the Company's compensation package with compensation awarded by companies in the biotechnology, pharmaceutical and other similar industries. As such, the group of companies used for compensation comparison purposes is not limited to the biotechnology industry and is not necessarily the same group of companies that comprise the industry group index for comparison of stockholder returns.

The size of annual salary adjustments for individual executive officers are primarily based on the Committee's determination of the extent to which the Company has achieved its goals and an executive officer has met or exceeded individual goals, on information concerning compensation of individuals with comparable responsibilities at comparable companies in similar industries and on the compensation of other executive officers of the Company. Individual goals of executive officers are determined in consultation with management and generally relate to strategic goals within the responsibility of the executive officer, such as the identification of new research targets, the achievement of critical milestones in the Company's development of its products and capabilities, the ability to enter into new licensing and humanization arrangements using the Company's technology, the ability to obtain new products or additional product rights for existing products and the ability to recruit and retain qualified employees.

The Company's policy is that a significant component of the annual compensation of each executive officer be related to his or her individual performance and the performance of the Company. The Company does not award annual cash bonuses tied to such performance. Rather, the Company believes that the incentive provided by stock ownership and stock options is currently sufficient to motivate executive officers. The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interest of employees with stockholders. The Company uses a merit-based stock option compensation program for all employees of the Company pursuant to which the Committee recommends stock option grants to executive officers annually beginning approximately two years following the date of hire of the executive officer.

During 1999, in accordance with the Company's program initiated in 1998 to consider stock option grants annually, the Committee considered and recommended to the Board additional stock option grants to eligible officers of the Company. The Board approved the recommended stock option grants with some modifications. All stock options recommended by the Committee for grant by the Board had an exercise price equal to the closing price of the Company's Common Stock as quoted on the Nasdaq Stock Market on the date of grant. The Committee believes that these stock options will provide value to the executive officer only when the price of the Company's Common Stock increases over the exercise price. In addition, in August 1999, the Board approved grants of additional stock options to employees and directors, except the three directors who are also PDL employees (Dr. Korn, Dr. Queen and Mr. Saxe), who had outstanding stock options with exercise prices higher than the then current market price of the Company's common stock. Seven officers and two directors received stock option grants pursuant to that program.

Chief Executive Officer's Compensation

The Chief Executive Officer's base salary and stock option grant for 1999 were recommended to the Board of Directors by the Committee based upon the Committee's subjective weighting and consideration of a number of factors, including the results of his focal performance review, the degree to which he met his individual goals (which related to the financial performance of the Company, based substantially on the Company's budget for 1998, maintenance of adequate cash reserves, the Company's ability to successfully enter into and maintain collaborative and licensing relationships with pharmaceutical and biotechnology companies, the scientific and clinical success of the Company's research efforts and the successful recruitment and retention of qualified individuals as employees of the Company) as reviewed by the Committee, the relative compensation level of the Chief Executive Officer compared to the compensation levels of the other executive officers of the Company and the compensation paid to other chief executive officers of a selected group of biotechnology companies which the Committee believed to be representative of the industry. The Chief Executive Officer's 1999 salary (including life insurance premiums paid by the Company) was $421,129, an increase from $398,521 in 1998. In addition, in accordance with the Company's program initiated in 1998 to consider stock option grants annually, in 1999 the Committee considered and recommended to the Board, and the Board approved, a stock option grant of 100,000 shares to the Chief Executive Officer at an exercise price equal to the closing price of the Company's Common Stock as quoted on the Nasdaq Stock Market on the date of grant.

COMPENSATION COMMITTEE

George M. Gould

Max Link

COMPARISON OF STOCKHOLDER RETURNS

Comparison of Cumulative Total Return1 From January 1, 1995 through December 31, 1999.2

1/1/95	3/31/95	6/30/95	9/30/95	12/31/95	3/31/96	6/30/96

PDL	100	128	128	126	147	156	143
AMEX	100	95	110	139	163	164	171
NASDAQ	100	109	125	140	141	148	160

	9/30/96	12/31/96	3/31/97	6/30/97	9/30/97	12/31/97	3/31/98
PDL	160	232	190	181	246	254	249
AMEX	171	176	170	174	215	198	213
NASDAQ	166	174	164	195	228	213	249

	6/30/98	9/30/98	12/31/98	3/30/99	6/30/99	9/30/99	12/31/99
PDL	153	152	147	96	141	229	444
AMEX	179	170	226	228	261	308	477
NASDAQ	256	231	300	337	368	377	556

1 Annual relative change in the cumulative total return on the Company's Common Stock with the Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the American Stock Exchange Biotechnology Index ("AMEX-Biotech"). AMEX-Biotech is calculated using equal dollar weighting methodology.

2 Assumes that $100.00 was invested on January 1, 1995, in the Company's Common Stock at the Company's closing sale price on December 31, 1994 and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director and each executive officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 is required by Section 16(a) of such act to report to the SEC by a specified date his or her transactions in the Company's securities. To the best of the Company's knowledge, all reports relating to stock ownership and such other reports required to be filed during 1999 under Section 16(a) by the Company's directors and executive officers were timely filed.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be included in the Company's Proxy Statement for the next annual meeting of stockholders of the Company (i) must be received no later than January 12, 2001 by the Company at its offices at 34801 Campus Drive, Fremont, California 94555, and (ii) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's Proxy Statement for that meeting. Proposals of stockholders for matters to be voted on at the 2001 annual meeting of stockholders that are not included in the Company's Proxy Statement for the next annual meeting of stockholders of the Company which are received by the Company after January 12, 2001 but before March 28, 2001 will be considered untimely for inclusion in the Proxy Statement but the Company may exercise discretionary authority in determining whether to vote on such proposals at the 2001 annual meeting of stockholders. In any event, proposals received on or after March 28, 2001 will be considered untimely.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Douglas O. Ebersole

Secretary

Dated: May 12, 2000

Side 1

PROXY

PROTEIN DESIGN LABS, INC.

Proxy for Annual Meeting of Stockholders, June 15, 2000

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Laurence Jay Korn and Douglas O. Ebersole, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Protein Design Labs, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at the Company's principal offices, located at 34801 Campus Drive, Fremont, California 94555, on Thursday, June 15, 2000 at 8 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

Side 2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please mark
your vote as
indicated in
this example. [X]

A vote FOR the director and all matters submitted is recommended by the Board of Directors:

1. ELECTION OF DIRECTOR listed below:

Nominee: Cary L. Queen, Ph.D.

            FOR                             WITHHOLD AUTHORITY
           [    ]                                 [   ]

2. To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 to 90,000,000.

           FOR                     AGAINST                 ABSTAIN
          [   ]                     [   ]                   [   ]

3. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares.

           FOR                     AGAINST                 ABSTAIN
          [   ]                     [   ]                   [   ]

4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

           FOR                     AGAINST                 ABSTAIN
          [   ]                     [   ]                   [   ]

EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK WILL BE REPRESENTED AT THE MEETING.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 1999, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

Signature(s)_______________________________________________ Date ______________________ 2000

Please sign exactly as names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.